Exhibit 10.52

MERIT MEDICAL NEDERLAND BV

AGREEMENT FOR EMPLOYMENT

The undersigned:

A.	The private company with limited liability according to Dutch law, MERIT MEDICAL NEDERLAND BV, established at and having its offices at Amerikalaan 42, 6199 AE Maastricht Airport, Netherlands, here represented by Manon van Kregten-Maarschalkerweerd, International Employment Counsel & Compliance Manager (hereinafter referred to as "Employer");

and

B. Name:JUSTIN LAMPROPOULOS

Address:920 Coldwater Way

Midway, Utah, 84095 (USA)

Date of Birth:23 December 1982

(hereinafter referred to as "Employee"),

Hereby declare to have agreed on the following employment terms and conditions ("Employment Agreement"):

Article 1 - Duration, Position and Obligations

1.1	The Employment Agreement is entered for an indefinite period of time starting on 1 December 2020.

1.2	Either party is entitled to terminate the Employment Agreement by giving written notice at the end of a calendar month with due observance of the statutory notice period (article 7:672 of the Dutch Civil Code). In any case this Employment Agreement will end automatically by operation of law, without notice of termination or any announcement being required on the day that the Employee becomes eligible for state pension benefits (AOW).

1.3	Employee will fulfil the position of President, EMEA. The job description for this position is more fully set forth in Exhibit A attached hereto and incorporated herein as an integral part of the Employment Agreement. Exhibit A may be amended from time to time if the Employer deems this to be necessary. Employee will report directly to Joe Wright, President, International. At its sole discretion Employer can revise Employee’s reporting lines and therefore change who Employee directly reports to.

1.4	Employer’s offices are located at Amerikalaan 42, 6199 AE Maastricht Airport, Netherlands. Employee’s normal place of work will be Amerikalaan 42, Maastricht Airport, or such other place within a reasonable area as Employer may reasonably determine, taking into account the needs of the Employer’s business and Employee’s personal circumstances. Employer may, with the Employee’s approval, change the Employee’s work location with 60 days’ notice to Employee.

1.5	The Employee is obliged to behave and act as a good Employee. This means that she will carry out her tasks and duties to the best of her ability and that she will do everything and anything which a good employee under equal circumstances is obliged to do or not do. This entails, among other things, that Employee will co-operate with all reasonable measures which the Employer deems desirable or necessary, including but not limited to those:

Exhibit 10.52

-	for the increase of knowledge, skills or productivity of the Employee;
-	in the interest of the health of the Employee, other employees of the Employer and third parties;
-	from the point of view of insurance, taxes or other financial benefits of Employer.

1.6In carrying out her tasks and duties, the Employee is obliged to abide by the guidelines and instructions given by the Employer, including the guidelines and instructions within the framework of the Dutch Working Conditions Act ("Arbeidsomstandighedenwet").

1.7The Employee is furthermore obliged to carry out other tasks assigned to her, including those which differ from the activities mentioned in the job description set forth in Exhibit A, as may be agreed upon between the Employer and the Employee, and to fulfil another position in so far as this can reasonably be expected of the Employee and to the extent that the activities relate to the business of the Employer.

1.8The Employee is obliged to inform the Employer in a timely manner of any changes in her personal data that may reasonably be of importance to the Employer. The consequences of not informing the Employer in a timely manner are accountable to the Employee.

1.9The Employee declares that she is not hindered in the performance of her duties by a non-competition clause of any former employers.

1.10The Merit Medical EMEA Employee Manual (hereinafter: "Employee Manual") forms an integral part of this Employment Agreement. By signing this Employment Agreement Employee declares that she has received a copy of said Employee Manual and that she agrees with its contents.

Article 2 - Salary

2.1	The salary of the Employee shall amount to Five Hundred Eleven Thousand Four Hundred Forty Euros (€ 511,440) gross per year, of which 1/12th part in the amount of Forty Two Thousand Six Hundred Twenty Euros (€ 42,620) gross is payable to the Employee at the end of each month with due observance of the statutory deductions.

2.2The Employee is entitled to a holiday allowance of 8% of the gross salary paid to her under this Employment Agreement. The holiday allowance is calculated over a period from 1 June until 31 May and is paid, on a yearly basis, in the month of May. In the event that the employment commences or terminates during this period, the holiday allowance will be calculated proportionate to time.

2.3	Reimbursement for working overtime is explicitly agreed upon to be included in the aforementioned salary.

2.4	The Employer may withhold from any amounts payable under this Employment Agreement such income taxes, any other applicable taxes and employee social security contributions as may be required to be withheld pursuant to any applicable law or regulation in the Netherlands. Notwithstanding the foregoing, it is the intent of the parties hereto that the Employer shall equalize the Employee's income tax and any other applicable tax and social security contributions obligation as if the Employee's compensation and other benefits provided under this Employment Agreement were earned in the Employee's home country (United States of America) and subject only to local income tax, any other applicable tax and national insurance contributions in the Employee's home country. As such, the parties hereto expressly acknowledge and agree that (i) the Employer or its affiliates shall pay all of the Employee's non-Dutch income tax and social security obligations

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associated with the Employee's compensation and other benefits provided under this Employment Agreement, in such amounts and at such times as required by applicable non-Dutch income tax and social security law, and any other applicable law (whether directly to the non-Dutch taxing authority, or through reimbursement to the Employee on finalization of the non-Dutch total liabilities), plus provide such additional amounts as are required to gross up the Employee's compensation and benefits provided under this Employment Agreement for any non-Dutch income taxes or other local income taxes and any other applicable taxes and social security contributions of the Employee's home country associated with the payments and reimbursements required by this paragraph 2.4, notwithstanding any change in applicable tax or national insurance contribution law after the date hereof.

2.5	In addition to the amount set forth in Article 2.1, Employee is entitled to participate in a bonus scheme, payable at the discretion of the Employer. Details of such sales a bonus scheme are set forth in Exhibit B attached to this Employment Agreement.

2.6Employee and Employer will attempt to meet annually to review job performance and compensation issues on a formal basis. On an informal basis, the parties may meet frequently to discuss and record performance and progress.

Article 3 - Working Hours

Employee will work at least 40 hours per week. The normal working hours are Monday to Friday between 8:00 until 18:00.

Article 4 - Vacation

4.1The Employee is entitled to 26 days' vacation per year on the basis of a full working week of 40 hours. Of this 26 day total, 20 days are the legal minimum as stipulated by law. 6 days are extra-legal days. If the employment term lasts less than a year, and/or the employment time is not a full working week, then the number of vacation days is reduced proportionally.

4.2Vacation days will be taken in mutual agreement between Employer and Employee. Applications for vacation days or days off should be made at least 14 days in advance.

4.3If during sick leave Employee wants to go on vacation, this must be reported to the Employer. The Employer will seek the advice from the company doctor on whether the vacation could be detrimental to the Employee's recovery and reintegration. If the company doctor advises that there are no reasons not to go on vacation, the Employer will grant the Employee's request. The extra-legal days as indicated in article 4.1 will be considered to be vacations days instead of sick days. In addition, in the event of a vacation request by the Employee during illness, article 4.2 will be applicable. In that event, the legal minimum vacation days will be registered as vacation days instead of sick days as well.

Article 5 - Illness / Incapacity For Work

5.1	If the Employee is unable to carry out her tasks and duties because of illness or incapacity for work, she will notify the Employer thereof on the first day of her incapacity for work before 9:30 in the morning. Employee must report her illness to her direct manager.

5.2	During sick leave the Employee may be subject to an examination by the company doctor/insurance medical officer appointed by the Employer. Furthermore, the Employee is obliged to observe the instructions regarding check-ups and co-operation determined by the Employer and/or company

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doctor/insurance medical officer, in default of which the Employer may suspend payment of the Employee's salary. Moreover, the Employee is obliged to inform the Employer and company doctor/insurance medical officer of her nursing address, if this is different from her home address as registered with the Employer.

5.3	The company doctor/insurance medical officer appointed by the Employer may examine the Employee in order to ascertain:
a.	whether the Employee is impeded from carrying out her work because of her illness;
b.	whether the Employee has deliberately caused her impediment to carry out her work;
c.	whether the Employee is deliberately slowing down her recovery process;
d.	whether the Employee wrongfully allows herself to be treated insufficiently or not at all;
e.	whether other measures or provisions are necessary for the recovery or improvement of the Employee's health;
f.	at what moment in time the Employee is ready to resume her activities, and to what degree.

5.4	The Employee is obliged to be at home between 9:00 and 11:00 in the morning for possible visits by the examining doctor. In addition, the Employer must be able to contact the Employee by phone at all times during working hours.

5.5	In case of illness of the Employee, the Employer will continue to pay the Employee's salary as stated in Article 2.1 of this Employment Agreement in conformity with article 7:629 of the Dutch Civil Code.

5.6	During sick leave the employee is not entitled to any reimbursement of travel allowance for home-work travel, nor is employee entitled to any (structural) reimbursement for work related expenses.

Article 6 - Reintegration after dismissal or termination

6.1If, within four (4) weeks after the termination of her employment agreement, the Employee becomes ill or disabled, and at that moment in time she is not working for another employer or receiving unemployment benefits, she is obliged to immediately call in sick with the Employer in accordance with the rules and regulations that apply within the Employer's company (Employee Manual and this Employment Agreement) regarding sickness and sick leave.

6.2If the employee is already ill or disabled at the moment her employment agreement terminates and she meets the criteria set forth in subsection 6.1 above, then she is obliged to:

-	abide by instructions from the company doctor and/or occupational health officer appointed by the Employer to visit said company doctor or occupational health officer for a consultation;
-

provide the Employer with all the information that she is obliged to provide to the Employer as a Risk Carrier (Eigen Risicodrager) or the UWV in accordance with the Sickness Benefits Act (Ziektewet) or Disability Benefits Act (Wet Werk en Inkomen naar Arbeidsvermogen, Wet WIA). If the Employee does not give her permission to the Employer to consult or receive medical information regarding the Employee, then the Employee is obliged to provide such medical information to the company doctor or an authorized physician;

-	abide by all the obligations set forth in the Sickness Benefits Act (Ziektewet) and the Disability Benefits Act (Wet WIA);
-	cooperate with and take part in a reintegration program or trial placement (in another job or function or with another employer) offered to the Employee by or on behalf of the Employer;

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-	apply for (early) Full Disability Benefits (IVA-uitkering) as soon as the company doctor deems this possible.

The obligations above will remain in full force and effect for as long as the Employee is sick and/or disabled and receives Sickness Benefits (Ziektewetuitkering). Once the Employee has fully recovered said obligations will end, unless the Employee falls ill or becomes disabled again within four (4) weeks of recovery.

6.3 If the Employee does not abide by the obligations and instructions set forth in the subsections above, then the Employer will be required to inform the UWV of this fact. The consequences of such an announcement to the UWV for the Employee and at her own risk.

Article 7 - Pension Scheme

There is currently a pension scheme connected to this Employment Agreement whereby the Employer may contribute towards old-age pension and surviving relatives’ pension. The Employer does not contribute toward invalidity pension.

Article 8 - Confidentiality

8.1The Employee will observe strict confidentiality with regard to all details relating to the Employer's company and any companies affiliated with or connected to it.

8.2The Employee is prohibited from making any statements to third parties, either directly or indirectly, and in any form or manner, with regard to any information related to Employer's company and any companies affiliated with or connected to it, either during or after the term of employment.

8.3The Employee is prohibited from taking any notes, drawings or other documents, letters, receipts, copies of such documents, tools, models, samples, manufactured products, automated files or other information containing data or other content, or having such matters taken, sent, copied, inspected and/or disposed of or using such matters in any way, unless such has been explicitly approved of in writing by the Employer. In addition, the Employee is prohibited from allowing inspection of machines, plants or workshops or any other items under the control of the Employer, as well as making use of the Employer's know-how and activities without informing the Employer thereof.

8.4The Employee is obliged to request and obtain the prior written approval of the Employer for publications that may affect the interests of the Employer in any way.

8.5Corporate property, including all correspondence, notes, drawings, models, samples, automated files and other data that relate to corporate affairs must be immediately returned to the Employer upon Employer’s request, but no later than upon termination of employment.

8.6The obligations in this Article 8 also pertain, and are without prejudice, to any information, documents, machines or plants etc. or any other affairs by any name, of clients or other business relations or companies affiliated with the Employer.

8.7Violation of the stipulations contained in paragraphs 1 through 6 of this Article 8 will constitute an urgent legal cause for termination of employment.

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Article 9 - Intellectual Property Rights

9.1 The Employer is entitled to the exclusive (property) rights, both nationally and internationally, of the patents, models, drawings and/or any other intellectual property right arising from the activities that the Employee has carried out during the term of the Employment Agreement, or during a year after termination of this Employment Agreement.

9.2The Employee is obliged to inform the Employer of all activities carried out during employment or after termination of employment that can lead, in The Netherlands or elsewhere, to the existence of intellectual property rights, including, but not limited to, inventions, computer programs, working methods, achievements in the field of industrial design and the like.

9.3The Employee is obliged to transfer any rights relating to the aforementioned activities to the Employer in the shortest possible term, both in The Netherlands and elsewhere, if and in so far as these rights do not accrue to the Employer by virtue of the law and/or this Employment Agreement.

9.4Even after the Employment Agreement has been terminated, the Employee is still obliged to co-operate in every way with the Employer with regard to the establishment, disposal, and enforcement of any rights belonging to and/or transferred within the meaning of this Article 9.

9.5The Employer is not obliged to apply for legal protection of the rights belonging to it or transferred to it. In case of a patent application, the Employer shall promote to the fullest extent possible that the Employee is named as an inventor.

9.6The Employee acknowledges that her salary set forth in Article 2 of this Employment Agreement constitutes payment for the fact that intellectual property rights do not accrue to her, and that she transfers the intellectual rights to the Employer to the extent this is necessary.

Article 10 - Additional Functions

10.1During the term of employment the Employee will not fulfil any additional positions outside the performance of his employment with Employer or carry out any additional tasks or duties elsewhere, either for a fee or not, without the prior written approval of the Employer, and at the discretion of the Employer. Failure to comply with the obligations of this Article 10 can be regarded as immediate grounds for dismissal by the Employer, and Employer may, in its discretion, employ the penalty set forth in Article 13 of this Employment Agreement.

10.2At the written and substantiated request of the Employee, the Employer may grant general or specific approval to deviate from the stipulations of this Article 10. The Employer may attach certain conditions to the approval in its discretion.

Article 11 - Business Relation, Non-competition, and Crimping Clause

11.2Business Relation Clause: For twelve (12) months after termination of this Employment Agreement the Employee is obliged to refrain from establishing contacts, or have contacts established and/or to maintain contacts, or have contacts maintained, both directly and indirectly, both for herself and for any third parties, with clients, suppliers or other business relations of the Employer and of any companies affiliated with the Employer. Within this framework, clients are taken to be those companies, businesses and/or institutions by whose order, either directly or indirectly, the Employee has carried out work during the last two (2) years of the employment relationship with the Employer, as well as those clients to whom the Employee has submitted quotations and/or received a request

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to submit a quotation during the last two (2) years of the employment relationship with the Employer.

The definition of “Business Relation” in this Employment Agreement applies to all persons, institutions, companies, businesses, etc. with which the Employer maintains or has maintained contacts, regardless of whether those persons, institutions, companies, businesses etc. were employed by or were part of the group of companies to which the company of Employer belongs; Business Relations are also the so-called ‘prospects’ or ‘leads’, which can be persons, companies, businesses, etc. that the Employer has not yet done any business, but with which it has been in contact, and such contact with persons, companies, businesses can be seen as actual/recent.

11.3Non-competition Clause: During this Employment Agreement, as well as during a period of twelve (12) months after termination of this Employment Agreement, the Employee may not carry out any activities within The Netherlands in any way and in any form, either on the basis of an employment agreement, or in her own name, or by means of a collaboration with other natural persons or legal persons, which activities are equal, similar or related to the activities of the Employer or any affiliated companies. This includes (financial) participation interest in and/or (in)direct control of companies that are equal, similar, or related to the competitive activities of the Employer or any affiliated companies. The stipulations set forth in this Article will remain valid even in the event that Employee's job description has changed.

11.4Crimping Clause: The Employee is not permitted to approach any of the Employer’s employees, either directly or indirectly, either for herself or for any third parties, in order to persuade them to terminate their employment with the Employer or the companies affiliated with it.

Article 12 - Benefits

The Employee is prohibited from accepting any payment, gifts or other such benefits from a third party for his own benefit, either directly or indirectly, in connection with his activities in the employment of his Employer.

Article 13 - Penalty Clause

Contrary to article 7:650 paragraph 6 of the Dutch Civil Code, the Employee will, in the event of any violation of the stipulations in Articles 5.2, 6, 8, 9, 10, 11 and 12 of this Employment Agreement be accountable for an immediately payable penalty to the benefit of the Employer of Five Thousand Euros (€ 5.000) in one payment per violation, increased by an amount of One Thousand Euros

(€ 1.000) for every day that the violation continues, without prejudice to the other rights of the Employer by virtue of the law or this Employment Agreement, such as the right to fulfilment of a violated stipulation or to demand an injunction or, instead of this penalty, compensation, as well as to terminate this Employment Agreement, if it is still in existence.

Article 14 - Applicable Law

Dutch law is applicable to this Employment Agreement. The legally competent Dutch court is exclusively authorised to take cognisance of any disputes between the parties which result from the interpretation or execution of this Employment Agreement.

Article 15 - Replacement In Case Of Nullity

If this Employment Agreement contains any invalid stipulations, then this will not lead to the nullity of any of the other stipulations of the Agreement. The invalid stipulations will then be replaced by

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valid stipulations which correspond as much as possible with the intentions the parties had with the invalid stipulation. The stipulations that are not changed remain in full force and effect.

Article 16 - Concluding Stipulations

16.1

This Employment Agreement replaces all previous oral or written agreements between the parties. Any translation of this Employment Agreement into other languages will be for reference only and will not be binding.

16.2	The Employer has the right to change the terms and conditions of employment as set forth in this Employment Agreement pursuant to, without limitation, article 7:613 of the Dutch Civil Code.

16.3	This Employment Agreement consists of eleven (11) numbered pages.

Agreed upon, made in triplicate, and signed on 19 November 2020,

Merit Medical Nederland BVEmployee

/s/ Manon van Kregten-Maarschalkerweerd/s/ Justin Lampropoulos

Name:Manon van Kregten-MaarschalkerweerdJustin Lampropoulos

Title:	International Employment Counsel & Compliance Manager

Exhibit 10.52

Exhibit A

JOB DESCRIPTION

PRESIDENT, EMEA

SUMMARY OF DUTIES

Responsible for providing direction, leadership and making key decisions.

ESSENTIAL FUNCTIONS PERFORMED

1.	Provides leadership and vision to department heads and employees.
2.	Accountable for the development and communication of key strategies and objectives.
3.	Works closely with management team members from other departments to ensure that customer needs are understood and met.
4.	Handles and directs all Good Manufacturing Practices issues and compliance with ISO requirements while ensuring that the highest degree of integrity is present in all processes and procedures.
5.	Attends meetings and evaluates the performance of managed areas in general and accepts feedback from department heads to make key organizational decisions.
6.	Prepares departmental budgets and performs tasks involved in capital expenditure planning.
7.	Manages employees by interviewing, hiring, training, evaluating performance, terminating, etc.
8.	Provides leadership in determining and implementing best operational practices.
9.	Performs a variety of related management tasks, as required.

ESSENTIAL PHYSICAL/ENVIRONMENTAL DEMANDS

•	Lifting -- Not to exceed 50 lbs. -- local practice may apply.
•	Writing
•	Sitting
•	Standing
•	Bending
•	Visual acuity
•	Color perception
•	Depth perception
•	Reading
•	Field of vision/peripheral

SUMMARY OF MINIMUM QUALIFICATIONS

•	Education and/or experience equivalent to a Bachelor's Degree in Business Administration or related area.
•	A minimum of ten years of related management/leadership experience, to include budget planning.
•	Ability to work as part of a top management team.
•	Demonstrated ability to meet organizational goals and schedules while making key decisions for areas managed.
•	Ability to make key decisions and set goals and objectives consistent with Merit's vision for production and product development.
•	Ability to act as a resource in solving problems and improving the effectiveness of large numbers of employees in an organization.
•	Excellent interpersonal, verbal, and written communication skills.
●	Demonstrated computer skills preferably spreadsheets, word processing, database and other applicable software programs.

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COMPETENCIES

•	Leadership/vision
•	Budget
•	Decision making
•	Objective/strategy planning
•	Special projects
•	Problem solving

COMMENTS

Infectious Control Risk Category II:

The risk category explains whether or not employees are likely to come into contact with blood or body fluids while performing their jobs. Risk category II states employment and procedures that may require exposure.

Merit Medical Nederland BVEmployee

/s/ Manon van Kregten-Maarschalkerweerd/s/ Justin Lampropoulos

Name:Manon van Kregten-MaarschalkerweerdJustin Lampropoulos

Title:	International Employment Counsel & Compliance Manager

Exhibit 10.52

Exhibit B

BONUS

The Company may in its absolute discretion pay Employee a bonus of such amount as the Company deems appropriate in relation to the Employee's overall performance and his achievement of set targets and/or deliverables as well as the Company's and the relevant department's (financial) performance.

The bonus may be determined by the Company in respect of each complete financial year of the Company during which the Employee's employment subsists, subject to the rules of the bonus plan in place from time to time.

Receipt by Employee of a bonus in relation to any financial year is not to be regarded as establishing an entitlement on Employee's part to receive a bonus in relation to subsequent financial years or as to the amount of any such further bonus.

Lapse of rights to bonus

If the Employee is absent for any reason for a period of time longer than ninety (90) days, then the Employee's claim and rights to a bonus will lapse to the extent that the Employee was not directly engaged in or actively promoting efforts at the Employer’s office toward the underlying bonus objectives.

Merit Medical Nederland BVEmployee

/s/ Manon van Kregten-Maarschalkerweerd/s/ Justin Lampropoulos

Name:Manon van Kregten-MaarschalkerweerdJustin Lampropoulos

Title:	International Employment Counsel & Compliance Manager